Exhibit 99.1
                       RF Monolithics, Inc. Announces New
           $10M Revolving Credit Facility with Wells Fargo Bank, N.A.

    DALLAS--(BUSINESS WIRE)--Jan. 6, 2005--RF Monolithics, Inc. (Nasdaq:RFMI) (RFM) announced today that it has entered into a new, two-year, $10 million revolving credit facility with Wells Fargo Bank, National Association, part of Wells Fargo & Company (NYSE:WFC). The new credit agreement expires in December, 2006 and replaces RFM's previous debt facility with Wells Fargo Business Credit, Inc.
    Buddy Barnes, Chief Financial Officer commented, "The new facility allows for increased financial flexibility relating to capital spending and investments which aligns closely with the Company's strategic plans. Wells Fargo Bank's extensive experience as a lender to the technology sector will be a valuable asset to us."
    "We are pleased to have been able to provide RFM with the flexibility they need with this new facility," said Tom Krueger, Regional Loan Team Manager, Wells Fargo North Dallas Commercial Banking Group. "We are proud of the expertise we've developed working with technology companies. This new facility with RFM allows us to put our experience to work for RFM."

    About Wells Fargo Bank, N.A.

    Wells Fargo Bank, N.A. is a leading provider of senior secured financing to middle-market companies across the United States and Canada. It is part of Wells Fargo & Company, a diversified financial services company with $422 billion in assets, providing banking, insurance, investments, mortgage and consumer finance to more than 23 million customers from more than 6,000 stores and the Internet (wellsfargo.com) across North America and elsewhere internationally. Wells Fargo Bank, N.A. is the only "Aaa"-rated bank in the United States. For more information, visit Wells Fargo Bank, N.A. at www.wellsfargo.com.

    About RFM

    Celebrating its 25th Anniversary, RFM, headquartered in Dallas, Texas is a leading developer, manufacturer and supplier of a broad range of radio frequency components and modules based on surface acoustic wave technology for the automotive, consumer, government, industrial, medical, and telecommunications markets worldwide. For more information on RF Monolithics, Inc., please visit our websites at www.rfm.com and www.wirelessis.com.

    Forward-Looking Statements:

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. Statements containing terms such as "believe," "feel," "expects," "plans," "anticipates" or similar terms are considered to contain uncertainty and are forward-looking statement, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 2004. The Company does not assume any obligation to update any information contained in this release.


    CONTACT: RF Monolithics, Inc., Dallas
             Carol Bivings, 972-448-3767